Exhibit 10.2
EMPLOYMENT AND NON-COMPETITION AGREEMENT
          THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), made and entered into this ___day of                     , 2007, between CapitalSouth Bank, an Alabama banking corporation (“Employer”), and Mr. Mark Healy (the “Executive”).
W I T N E S S E T H:
          WHEREAS, CapitalSouth Bancorp, a Delaware corporation and a registered bank holding company (“CapitalSouth”), and Monticello Bancshares, Inc., a Florida corporation (“Monticello”), have executed an Agreement and Plan of Merger (the “Merger Agreement”), joined in by Mr. Jake Bowen, a resident of Duval County, Florida, pursuant to which Monticello will be merged into CapitalSouth (the “Merger”), and it is contemplated, but not required, that, in the sole discretion of CapitalSouth and in connection with the consummation of the Merger Agreement and pursuant to the terms of a certain Bank Merger Agreement (the “Bank Merger Agreement”), Monticello Bank, a federal savings bank (“Monticello Bank”), will be merged with and into CapitalSouth Bank, an Alabama banking corporation (“CapitalSouth Bank”);
          WHEREAS, the Executive is currently employed by Monticello and Monticello Bank as Executive Vice President and Chief Lending Officer, and, in connection with such employment, the Executive and Monticello Bank entered into that certain Employment Agreement, dated as of the 15th day of September 2005 a copy of which is attached hereto as Exhibit A (the “Existing Agreement”);
          WHEREAS, pursuant to Section 5.15 of the Merger Agreement, following the Effective Time of the Merger as that term is defined in the Merger Agreement (the “Effective Time”), Employer desires to retain the services of the Executive and the Executive desires to be employed by Employer for the term of this Agreement and upon the terms and conditions hereinafter described;
          WHEREAS, it is a condition precedent to the Merger that the Executive execute this Agreement; and
          WHEREAS, the parties intend and desire that this Agreement supersede and replace in all respects the Existing Agreement and any and all other employment and change of control agreements or arrangements between the Executive and Monticello and Monticello Bank.
          NOW, THEREFORE, in consideration of the promises, mutual covenants set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

SECTION 1: EMPLOYMENT OF EXECUTIVE; DUTIES AND RESPONSIBILITIES
     1.1 Employment of Executive. Employer shall employ the Executive, and the Executive shall provide services to Employer subject to the terms and conditions of this Agreement.
     1.2 Term of Agreement. The term of this Agreement and the commencement of employment of the Executive by Employer shall begin on the Closing Date, as that term is defined in the Merger Agreement (the “Closing Date”), and this Agreement and the obligations of Employer hereunder (but not in derogation of the continuing obligations of Executive hereunder) shall terminate on the last day of the 18th calendar month following the Closing Date (the “Original Agreement Term”) unless employment of the Executive is sooner terminated pursuant to the provisions of Section 3 hereof (the “Agreement Term”).
     1.3 Offices and Positions of Executive. During the Agreement Term, except as otherwise mutually agreed by Employer and the Executive and subject to Section 3 hereof, the Executive shall serve as a senior regional lending officer in the Jacksonville, Florida Market of Employer, or in such other executive capacity in the Jacksonville, Florida Market of Employer for which Executive is suited by background and training, as Employer, in Employer’s sole discretion, deems appropriate.
     1.4 Duties and Responsibilities. During the Agreement Term, the Executive shall perform such duties and responsibilities as the management of Employer shall assign to the Executive from time to time and which can reasonably be expected to be performed by a person serving in a similar position. The Executive agrees to devote such of his full business time and energy to the business of Employer as is needed and shall perform his duties in a trustworthy and business-like manner, all for the purposes of advancing the interests of Employer. The Executive shall report to CEO of the Jacksonville Region or his or her designee.
SECTION 2: COMPENSATION; REIMBURSEMENT; AND BENEFITS
     2.1 Base Salary. During the Agreement Term, Employer shall pay to the Executive an aggregate annual base salary (the “Base Salary”) at a rate of $114,800 per annum, which shall not be reduced at any time during the term of the Agreement Term. The Executive’s Base Salary shall be subject to annual review in accordance with the existing procedures of Employer.
     2.2 Payment of Base Salary. Employer shall pay the Base Salary due the Executive in accordance with the policy of Employer as in effect from time to time for the payment of salaries.
     2.3 Other Benefits. The Executive shall be entitled to participate on the same basis as other similarly situated personnel of CapitalSouth and its affiliates and subsidiaries in all incentive and benefit programs or arrangements, including cash bonus and stock programs, made available by CapitalSouth and its affiliates and subsidiaries to such employees; provided that it is understood that the foregoing does not include any automobile or club dues allowance. For purposes of such benefit programs or arrangements, the Executive shall be credited for the Executive’s prior service with Monticello and Monticello Bank in accordance with Section 6.3 of the Merger Agreement, and for purposes of such incentive programs or arrangements (including stock programs), the Executive shall be credited for all of the Executive’s prior service with Monticello and Monticello Bank. The Executive shall be subject to the appropriate performance bonus programs in which other similarly situated personnel of CapitalSouth and its affiliates and subsidiaries participate. As of the date of this Agreement, such appropriate performance bonus program is the Executive Incentive Plan.
     2.4 Business Expenses. Employer shall reimburse the Executive for all reasonable expenses incurred by him in accordance with the standard policies and procedures of Employer in the course of rendering his services pursuant to this Agreement; provided, however, that the Executive shall promptly submit such reasonable documentation as may be requested by Employer to verify such expenditures.
     2.5 Vacation. The Executive shall be afforded vacation in accordance with and under the same terms and conditions as are applicable to similarly situated personnel of Employer and its affiliates. The Executive shall take into consideration the needs of Employer in setting his vacation schedule.
SECTION 3: TERMINATION OF EMPLOYMENT
     3.1 Termination of Agreement Term. The Agreement Term may be terminated in the following manner:
          (a) Termination on Death or Disability. The Agreement Term shall automatically terminate upon the death or Disability of the Executive. The term “Disability” shall mean the Executive’s physical or mental incapacity, as certified by a physician, that renders him incapable of performing the essential functions of the duties required of him by this Agreement for six (6) months, even with reasonable accommodation.
          (b) Termination upon Notice. The Agreement may be terminated by the Executive upon thirty (30) days’ written notice to Employer. The Agreement may be terminated by Employer for any other reason other than for “Cause” (as defined in Section 3.1(d) hereof), upon notice and continued payment of salary to the Executive.
          (c) Resignation for Good Reason. The Executive may resign from employment with Employer and terminate the Agreement Term for good reason, other than after the occurrence of circumstances constituting Cause (as defined in Section 3.1(d) below), upon the occurrence of any of the following conditions (“Good Reason”): (i) Employer reduces the Executive’s then present Base Salary during the Agreement Term; (ii) Employer requires the Executive’s relocation to an office outside Duval, Clay, Nassau or St. Johns counties, Florida; or (iii) the assignment to the Executive of any duties inconsistent with Executive’s position as a senior regional executive of the Employer. In any such case, the Executive’s resignation for Good Reason shall be effective by delivering to Employer, within thirty (30) days after the occurrence of one of the conditions described above is known to the Executive, a written notice specifying a date for termination of the Executive’s employment which is not less than thirty (30) days after the date of the notice, provided, that the Executive cannot cure such “Good Reason,” to the satisfaction of the Executive, during the thirty (30) day period, stating that the Executive is resigning for Good Reason as contemplated by this Section 3.1(c), and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the Executive’s resignation for Good Reason hereunder.
          (d) Termination For Cause. The Agreement Term may be terminated by Employer for “Cause” at any time during the Agreement Term upon fifteen (15) days’ written notice to the Executive, which notice shall state the facts constituting such “Cause,” provided, that the Executive cannot cure such “Cause,” to the satisfaction of CapitalSouth, during the fifteen (15) day period. For the purpose of this Section 3.1(d), the term “Cause” shall mean (i) willful misconduct or gross malfeasance, or an act or acts of gross negligence in the course of employment; (ii) the Executive’s commission, conviction, admission or confession of any felony or crime of moral turpitude; (iii) willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, (iv) if the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(4) or (g)(1)); or (v) the existence of a substantial and objective act of misfeasance or nonfeasance by the Executive which is plainly sufficient, under sound banking principles (as recognized by the Alabama State Banking Department, the Federal Deposit Insurance Corporation, or any other appropriate bank regulatory authority to the extent said agencies would no longer approve the Executive to hold a comparable executive position), to conclude that the Executive is unfit to continue in the capacities stated in this Agreement. Employer shall have the power to temporarily suspend Executive, with pay, from duty if there is reasonable evidence of the possibility of Cause until Cause is either proved or disproved; if disproved, full reinstatement will immediately be effected.
     3.2 Consequences of Termination.
          (a) For Cause; Death or Disability; Without Good Reason. In the event Executive’s employment is terminated (i) by Employer for Cause under Section 3.1(d) hereof, (ii) as a result of the Executive’s death or Disability under Section 3.1(a) hereof, or (iii) by the Executive under Section 3.1(b) hereof, Employer shall be under no further obligation to make payments or provide benefits to the Executive, except for Base Salary earned but unpaid at the time of such termination, payment for accrued vacation, reimbursable expenses incurred by but not yet reimbursed to the Executive at the time of such termination, any earned but unpaid incentive awards due to the Executive, vested accrued retirement benefits, group health and any other benefits coverage that is required to be continued by applicable law.
          (b) Other than for Cause; Resignation for Good Reason. In the event the Executive’s employment is terminated by Employer other than for Cause under Section 3.1(d) hereof or the Executive resigns for Good Reason under Section 3.1(c) hereof, Employer shall pay to the Executive an amount equal to the product of $114,800 (or Executive’s then present salary, if it is different) multiplied by a fraction, the denominator of which is 365 and the numerator of which is the number of days remaining in the Original Agreement Term, and shall be paid semi-monthly during the remainder of what would have been the Original Agreement Term, beginning on the next normal semi-monthly payroll of Employer following separation from service.
          (c) Obligation of Employer to Make the Payments Under Section 3.2(b) Hereof. Compliance by the Executive with Section 4 hereof is a condition precedent to

Employer’s obligation to make, or to continue to make, the payments referred to in Section 3.2(b) hereof.
          (d) Employee Benefits. Following termination or expiration of this Agreement, whether terminated pursuant to the terms of this Agreement or due to the expiration of the term of this Agreement, the Executive shall not be entitled to receive, and Employer shall not be required to provide, any employee benefits other than (i) payments made pursuant to Section 3.2(b) hereof, if applicable, (ii) group health and any other benefits coverage that is required to be continued by applicable law; (iii) vested accrued retirement benefits; and (iv) any other employee benefits described in Section 3.2(a) hereof.
SECTION 4: NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY
     4.1 Non-Competition and Non-Solicitation.
          (a) For purposes of this Agreement, the phrase “Non-Competition Period” shall mean the period commencing on the Closing Date and continuing for eighteen (18) months after Closing Date, except as such period may be extended by Section 4.1(c) hereof. In the event the Executive’s employment is terminated pursuant to Section 3.1 hereof (other than termination by Death), the Executive, for the Non-Competition Period, will not, without the prior written approval of the Board of Directors of CapitalSouth, directly or indirectly (i) whether through his own account or as a partner, member, manager, employee, advisor, consultant, owner, trustee, shareholder, officer, director or agent of or to any person, corporation, proprietorship, partnership, limited liability company, joint venture, trust or other entity or association (any of the foregoing being referred to as a “Person”), within Duval County, Florida or any county contiguous thereto (the “Non-Competition Territory”), perform services, own, advise, participate in, support, have an interest in, give financial assistance to, permit Executive’s name to be used in connection with or serve as a member of management, supervisor, consultant or employee of any financial service institution, including without limitation any “insured depository institution” (as such term is defined in 12 U.S.C. § 1813(c)(2)) or any “regulated lending institution” (as such term is defined in 42 U.S.C. § 4003(a)(10)) or any other business, or any affiliate, parent, or subsidiary thereof, which would be competitive with the business of CapitalSouth or any affiliate or subsidiary thereof; (ii) solicit or induce, or attempt to solicit or induce, any employee of CapitalSouth or any affiliate or subsidiary thereof to terminate such employment or to become employees of any other person or entity; (iii) solicit or induce, or attempt to solicit or induce, any Person who during the term of this Agreement was or is a customer, supplier, contractual party of CapitalSouth or any affiliate or subsidiary thereof or any other Person with whom any of them has or had business relations to refrain from or cease doing business with, seek advice and/or services and products from, or otherwise discontinue all or any portion of their relationship with CapitalSouth or any affiliate or subsidiary thereof; or (iv) disparage or cast in a poor light CapitalSouth or any affiliate or subsidiary thereof or any of their respective shareholders, directors, officers, or employees. The preceding provisions of this Section 4.1(a)(i) shall not preclude the Executive from holding any publicly-traded stock, provided that the Executive does not at any time hold any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

          (b) The Executive agrees that each of the covenants set forth above in Section 4.1(a) hereof are reasonable with respect to its duration, geographical area and scope.
          (c) In the event of a breach by the Executive of any covenant set forth in Section 4.1(a) hereof, the Non-Competition Period shall be extended by the period of the duration of such breach.
          (d) If Employer terminates the Executive’s employment without Cause or if Executive resigns for Good Reason, as additional consideration for the covenants contained in Section 4.1(a) hereof, Executive shall be paid in accordance with Section 3.2(b) hereof.
     4.2 Confidentiality.
          (a) The Executive hereby acknowledges that during his employment by Employer he will have contacts with and develop and serve the customers of Employer and that in all of his activities, and through the nature of complying with his obligations pursuant to this Agreement, he will have access to and will acquire confidential information relating to the business, assets, operations, customers, suppliers, contractual parties and other persons with whom Employer, CapitalSouth and their respective affiliates and subsidiaries do business. The Executive hereby acknowledges and confirms that such information constitutes the exclusive property of Employer, CapitalSouth or their respective affiliates and subsidiaries, as the case may be, and that such information is proprietary in nature. Such information does not include information already in the public realm or information received by Executive from third parties.
          (b) The Executive agrees in perpetuity that he shall not disclose to others (except as permitted and as directed by Employer or only as to the extent required pursuant to a subpoena or order of a court of competent jurisdiction) any such information referred to in Section 4.2(a) hereof.
     4.3 Remedies.
          (a) If the Executive breaches, or threatens to commit a breach, of any of the provisions of Section 4 hereof, Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity (including the right to recover damages):
               (i) the right and remedy to have Section 4 hereof specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of Section 4 would cause irreparable harm to Employer and that money damages would not provide an adequate remedy to Employer;
               (ii) the right and remedy to require the Executive to account for and pay over to Employer all compensation, profits or other benefits derived or received by the Executive as the result of any actions constituting a breach of Section 4 hereof; and

               (iii) the right to recover all costs, fees and expenses incurred in connection with enforcing the terms of this Agreement, including, but not limited to, all court arbitration fees, costs, attorneys’ fees, court reporter fees and expert witness costs.
     4.4 Blue Penciling. If for any reason any court of competent jurisdiction shall find that the provisions of Sections 4.1 or 4.2 hereof are unreasonable in duration or in geographic scope, the prohibitions contained herein shall be restricted to such time and/or geographic areas as such court determines to be reasonable.
SECTION 5: GENERAL PROVISIONS
     5.1 Defined Terms. Unless defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement unless the context clearly requires otherwise.
     5.2 Intention of the Parties. The parties acknowledge and agree that the terms and provisions of this Agreement, including, but not limited to, Section 4 hereof, have been agreed to by the parties in contemplation of the consummation of the Merger and that the execution of this Agreement is a condition precedent to the consummation of the Merger.
     5.3 Nonassignability; Persons Bound. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Executive without the prior written consent of Employer; provided, however, that nothing in this Section 5.3 shall preclude the Executive from designating, in writing, a beneficiary to receive any compensation payable to him or any other benefit receivable by him under this Agreement upon the death or incapacity of the Executive, nor shall it preclude the executors, administrators or any other legal representatives of the Executive or his estate from assigning any rights hereunder to the person or persons entitled thereto. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employer without the prior written consent of the Executive to a person other than (i) an affiliate or subsidiary of Employer, or (ii) any party with whom Employer merges or consolidates, or to whomever Employer may sell all or substantially all of its assets; provided, however that any such affiliate, subsidiary or successor shall expressly assume all of Employer’s obligations and liabilities to the Executive under this Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding anything to contrary herein, there shall be no third-party beneficiaries of this Agreement except as provided in Section 5.7 hereof.
     5.4 Severability. This Agreement shall be deemed severable and any part hereof which may be held invalid by a court or other entity of competent jurisdiction shall be deemed automatically excluded from this Agreement and the remaining parts shall remain in full force and effect.
     5.5 Entire Understanding. This Agreement contains the entire understanding of the parties hereto and constitutes the only agreement between Employer and the Executive regarding the employment of the Executive by Employer. This Agreement supersedes all prior agreements, either express or implied, between the parties hereto regarding the employment of the Executive by Employer.
     5.6 Amendment. None of the terms and conditions of this Agreement shall be amended or modified unless expressly consented to in writing and signed by each of the parties hereto. The parties hereto agree to amend this Agreement from time to time in such a manner that: (a) is agreeable to CapitalSouth; and (b) prevents the payment of any excise tax resulting from Section 409A of the Code.
     5.7 Arbitration. Other than as set forth in Section 4.3 hereof, the parties hereto, by executing this Agreement, WAIVE THEIR RIGHT TO TRIAL BY JURY of disputes, claims or controversies between themselves or any of their respective officers, directors, partners, employees, shareholders, affiliates or agents (such non-signatories being the intended third party beneficiaries of this Agreement with respect solely to this Section 5.7) and instead agree that ANY AND ALL CONTROVERSIES AND CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SETTLED BY FINAL AND BINDING ARBITRATION IN ACCORDANCE WITH THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. Any such arbitration proceedings shall be and remain confidential. The panel of arbitrators for any such arbitration shall consist of three members of the American Arbitration Association, one of whom shall be selected by CapitalSouth, one of whom shall be selected by the Executive, and the third who will be selected by the other two. Judgment upon the decision rendered by the arbitrators may be entered in any court having jurisdiction thereof. The parties specifically acknowledge that this Agreement evidences a transaction involving, affecting, affected by, and a part of, interstate commerce and that this Agreement to arbitrate is governed by and enforceable under 9 U.S.C. §§ 1 et seq. The place of arbitration shall be Birmingham, Alabama.
     5.8 Notices. All notices or other communications to be given by the parties among themselves pursuant to this Agreement shall be in writing and shall be deemed to have been duly made to the party to whom it is directed at 1088 Durbin Park Drive, Jacksonville, FL 32259 for the Executive and at 2340 Woodcrest Place, Suite 200, Birmingham, Alabama 35209, Attention: Chairman, if to Employer, (a) upon the earlier of five (5) days after mailing or the date of actual delivery, if mailed by first class or certified mail with postage prepaid; or (b) upon delivery, if either by hand delivery or by reputable overnight courier. Any of the parties hereto may change their respective addresses upon written notice to the other given in the manner provided in this section.
     5.9 Waiver. No waiver by any of the parties to this Agreement of any condition, term or provision of this Agreement shall be deemed to be a waiver of any preceding or subsequent breach of the same or any other condition, term or provision hereof.
     5.10 Survival. Notwithstanding anything in this Agreement to the contrary, and notwithstanding any termination of the Agreement Term, the provisions of this Agreement intended to govern the obligations of the parties hereto upon the termination of the Executive’s employment with Employer for any reason, including, but not limited to, Section 3 hereof

(inclusive of each of the subsections thereof) and Sections 4.1 and 4.2 hereof shall continue in full force and effect, if so provided herein.
     5.11 Effective Date. This Agreement shall be effective as of the Effective Time. In the event the Merger is not consummated by the parties, this Agreement shall be void and of no further effect.
     5.12 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Alabama without regard to provisions thereof governing conflicts of law.
     5.13 Construction. This Agreement was prepared by the parties jointly. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever used in this Agreement, the singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided for herein, shall be computed in accordance with generally accepted accounting principles, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words “hereof”, “herein”, and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including”, “included”, “such as”, or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.
     5.14 Captions. The captions as to contents of particular articles, sections or paragraphs contained in this Agreement and the table of contents hereto are inserted only for convenience and are in no way to be construed as part of this Agreement or as a limitation on the scope of the particular articles, sections or paragraphs to which they refer.
     5.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document with the same force and effect as though all parties had executed the same document. This Agreement may be executed and delivered by facsimile transmission.
     5.16 Regulatory Provisions. Notwithstanding anything to the contrary contained in this Agreement, any payments to be made to the Executive pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 CFR Part 359, Golden Parachute and Indemnification Payments. Employer’s obligations under this Agreement shall be suspended commencing on the date the Executive is suspended and/or temporarily prohibited from participating in the conduct of Employer’s affairs by notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. Section 1818(e)(3) and (g)(1)); provided that if the charges in the notice are dismissed, Employer shall (i) pay the Executive all of the compensation withheld while Employer’s obligations under this Agreement were suspended, and (ii) reinstate all of its obligations under this Agreement; provided further that the foregoing provisions shall not affect or impair any other rights of Employer to terminate the Executive for “just cause”. All obligations of Employer hereunder shall be terminated, except to the extent it is determined that the continuation of this Agreement is necessary for the continued operation of Employer by the appropriate regulatory authorities, (i) at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of Employer under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) at the time appropriate regulatory authorities approve a supervisory merger to resolve problems related to the operation of Employer or when Employer is determined by appropriate regulatory authorities to be in an unsafe or unsound condition. If Employer reasonably determines that any provision of this Agreement fails to comply with the rules, regulations or orders of any governmental authority possessing regulatory authority over Employer and its operations, Employer and Executive, jointly and severally, agree to amend, modify and/or appeal any such provision or provisions in order to make such provision or provisions comply with such rules, regulations or orders.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have duly, or caused to be executed this Agreement as at the date and year first above written.

CAPITALSOUTH BANK:

By:

Name:

Its:

EXECUTIVE:

Name:

STATE OF ALABAMA	)
:
JEFFERSON COUNTY	)
          I, the undersigned, a notary public in and for said county in said state, hereby certify that                                         , whose name as                      of CapitalSouth Bank, an Alabama banking corporation, is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he, as such officer and with full authority, executed the same voluntarily for and as the act of said banking corporation.
          Given under my hand and official seal this ___day of                     , 2007.

Notary Public

[NOTARIAL SEAL]	My commission expires:

STATE OF	)
:
COUNTY	)
          I, the undersigned, a notary public in and for said county in said state, hereby certify that Mark Healy whose name is signed to the foregoing instrument, and who is known to me, acknowledged before me on this day that, being informed of the contents of said instrument, he executed the same voluntarily on the day the same bears date.
          Given under my hand and official seal this ___day of                     , 2007.

Notary Public

[NOTARIAL SEAL]	My commission expires: